Exhibit 99.1

Safe & Green Holdings Corp. Reports 230% Year Over Year Increase in Construction Services Revenue for the First Quarter of 2023

SG Echo manufacturing operations continue to experience strong demand and expected to become cash flow positive in Q3 2023 and for the full year

SG DevCo spin-out onto Nasdaq expected in 90 days or less

Company to host conference call today, May 11th, at 4:30 PM Eastern Time (details below)

MIAMI—May 11, 2023 (BUSINESS WIRE) -- Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green Holdings” or the “Company”), a leading developer, designer, and fabricator of modular structures for residential, commercial, and point-of-care medicine, reported results for the three months ended March 31, 2023.

Recent Highlights:

●	Executed an agreement to refinance its Lago Vista site, providing approximately $2.0 million in net proceeds; sale of property expected to close by Q3 2023

●	Obtained a certificate of occupancy for the SG Echo at Waldron facility; property is complete, meets all code and usage requirements, and prepared to take on new projects

●	Added HALO Precision Diagnostics as a diagnostics and proactive analytics partner in the Company’s collaboration with The People’s Health Care to provide primary care, imaging, clinical lab, and pharmacy services to 10,000 Teamsters Local 848 members and their families

●	Designed, delivered, and installed two Quick Serve Restaurant units for a Domino’s franchisee, showcasing proof of concept for upcoming stores; planning further select rollouts of modular-store fronts across the country

“During the first quarter of 2023, the Company achieved a 230% year-over-year increase in construction services revenue, building on the momentum that we experienced in the fourth quarter of 2022,” commented Paul Galvin, Chairman and CEO of Safe & Green. “Despite significant investments in the business to support our planned growth, which had a temporary impact on margins, we are clearly executing on our business model as a vertically integrated developer and manufacturer of modular structures. We are now focusing on four distinct verticals, each offering multiple opportunities for revenue growth, business expansion, and shareholder value enhancement. Moreover, we remain confident that SG Echo, our manufacturing operations, will turn cash-flow positive in Q3, 2023, signifying a key milestone towards our goal of achieving long-term, company-wide profitability. Due to the Waldron production facility gearing up for operations, SG Echo was not yet cash flow positive; however, once it has ramped up, likely in Q3 2023, we expect SG Echo to turn cash flow positive. In the face of the pandemic, while numerous businesses experienced stagnation or contraction, Safe & Green has achieved remarkable growth, with total assets increasing from $6.6 million in 2019 to $28.4 million at March 31, 2023, reflecting an increase of over 300%. For accounting reasons, these reported assets do not reflect the third-party appraised value of $74 million for Safe & Green Development Corporation (“SG DevCo”) alone. Simultaneously, our workforce has grown from 7 to 92 over the same period, without including the 50 plus additional employees who will be working at our new Waldron facility.”

“To support the organic growth of SG Echo, we continue to invest in new capacity. Recently, SG Echo received a certificate of occupancy for its new Waldron facility in Durant, Oklahoma. As a result, we are now ready to commence production at this facility, which we believe will support approximately 55-65 additional U.S. jobs when running at full capacity. The extra 58,000 square feet of manufacturing space this facility provides has the potential to reach up to $25 million in additional annualized revenue for SG Echo within the next 12 months. In addition, we are making progress on our third facility in Durant, which is planned for later in 2023.”

“We recently announced that SG Echo designed, delivered, and installed two Quick Serve Restaurant (QSR) units in Arkansas for a franchisee of the largest pizza company in the United States, Domino’s. These two units serve as a proof of concept for future stores within the national chain, with plans to roll out additional modular storefronts across the country. SG Echo also entered into a recent contract to deliver additional units for a long-time private customer, valued at approximately $6 million. The delivery of the current set of units is projected to be completed in the third quarter of 2023. We believe these orders are strong validation of the quality of our units, as well as the significant value proposition we provide our clients.”

“Within Safe & Green Medical, the medical segment, our objective is to establish a national presence with various clinics and labs that cater to the specific needs of local communities. Our collaboration with The Peoples Health Care and Teamsters Local 848 continues to progress, and we are on track to deliver four modules before year-end. We also announced an important partnership with HALO Precision Diagnostics, which provides us the ability to deliver more cost-effective, accurate, and less invasive integrated healthcare to patients than traditional clinical diagnostic laboratory and imaging models. We are confident that our point-of-care delivery approach is advanced and scalable, functioning more akin to medical technology distribution systems rather than a traditional clinic or laboratory. We are excited about the prospect of establishing analogous partnerships with other Teamster Locals and various unions, while also broadening our scope to encompass other communities throughout the U.S., including smaller rural areas, and eventually expanding overseas, to offer integrated healthcare solutions in the future. We firmly believe that enhancing the healthiest years of life by offering medical care tailored to the needs of working-class people is the proper course of action for Safe & Green Medical. Importantly, we expect to generate $5.0 million in annual gross revenue per distinct medical site.”

“Considering the growth and success of SG DevCo, we are progressing with plans to spin-off this subsidiary as a standalone, publicly traded company, which should unlock considerable value for existing shareholders. In addition, the proposed sale of the Lago Vista site continues to advance and is likely to close in the second quarter of 2023. The site, initially acquired for about $3.5 million, is expected to be sold for a substantially higher sum than the purchase price, providing additional capital and strengthening our balance sheet. Notably, we have over 4,000 units progressing through the planning and approval stages and are poised to enter our manufacturing facilities. These projects have a gross potential value of $800 million with anticipated margins of approximately 15%.”

“At the same time, we are advancing operations within our environmental segment, in which we plan to utilize the Sanitec Microwave Healthcare Waste Disinfection System™ for onsite elimination of biomedical waste using our mobile and modular units. We believe we can supply this lower-cost, compliant, and distributed solution to major healthcare systems as an alternative to how they currently dispose of medical waste. “

In conclusion, Mr. Galvin stated, “Our enthusiasm and outlook for the business has never been greater. We continue to grow revenue, while carefully managing expenses and increasing our asset base. We are on track to achieve positive cash flow within our construction services segment in Q3 and for the full year. As a result, we are confident that we have created a highly scalable and profitable business model and look forward to providing further updates as developments unfold.”

Financial Results for the Three Months Ended March 31, 2023

Revenue for the first quarter of 2023 was $5.5 million, compared to $8.6 million for the first quarter of 2022, reflecting the discontinuation of COVID-19 testing facilities, partially offset by increased construction services revenue. The construction services segment generated $5.5 million in revenue, a 230% increase, compared to the same period last year.

Total gross profit for the first quarter of 2023 was a loss of $69 thousand compared to $2.5 million of gross profit in the first quarter of 2022, reflecting the decline in medical revenue, offset by increased revenue within the construction services segment.

Operating expenses for the first quarter of 2023 were $2.8 million, compared to $2.1 million for the first quarter of 2022. This increase was primarily attributable to increased general and administrative expenses, that the Company incurred to support its anticipated growth, partially offset by a reduction in payroll and related expenses. Operating expenses for the first quarter of 2023 included approximately $404 thousand of non-cash expenses, including $138 thousand of depreciation and amortization, as well as $266 thousand of stock-based compensation expense. This compares to approximately $806 thousand of non-cash expenses, including $157 thousand of depreciation and amortization, as well as $649 thousand of stock-based compensation expense for the same period last year. The first quarter of 2023 also included significant expenses allocated to the buildout of SG DevCo and the medical segment that were not incurred for the same period last year. The Company expects its operating expense as a percentage of revenue will significantly decline in future quarters.

The net loss attributable to common shareholders was approximately $3.2 million, or $(0.22) per share in the first quarter of 2023, compared to a net loss of $717 thousand, or $(0.06) per share, in the first quarter of 2022.

The Company’s Adjusted EBITDA loss for the first quarter ended March 31, 2023, was approximately $2.0 million as compared to Adjusted EBITDA of approximately $239 thousand for the first quarter ended March 31, 2022. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for net loss attributable to common stockholders of Safe & Green Holdings Corp.

	Three Months Ended	Three Months Ended
	31-Mar-23	31-Mar-22
Net loss attributable to common stockholders of Safe & Green Holdings Corp	$(3,519,440)	$(717,177)
Addback interest expense	287,372	48,849
Addback interest income	(9,362)	(12,783)
Addback depreciation and amortization	138,312	156,845
EBITDA (non-GAAP)	(3,103,118)	(524,266)
Addback litigation expense	17,361	114,383
Addback stock issued for services	437,325	-
Addback stock compensation expense	656,369	649,089
Adjusted EBITDA (non-GAAP)	$(1,992,063)	$239,206

At March 31, 2023, and March 31, 2022, the Company had a cash balance and short-term investments of $1.5 million and $13.1 million, respectively. As of March 31, 2023, stockholders’ equity was $12.6 million compared to $21.6 million as of March 31, 2022. The Company believes it has sufficient cash and borrowing capacity to support near-term operations. Furthermore, the Company is currently working on selling its Lago Vista site, which is expected to provide additional liquidity to support its ongoing operational needs.

The Company’s complete financial results will be available in the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission and will be available on the Company’s website.

Conference Call

Safe & Green Holdings will hold its conference call today, May 11th, at 4:30 PM Eastern Time.

Dial-in information:

●	Toll-free dial-in number (U.S.): +1 877-545-0523

●	International dial-in number: +1 973-528-0016

●	Access code: 793310

Live and replay webcast links:

●	Direct link: https://www.webcaster4.com/Webcast/Page/2935/48346

●	IR website: https://ir.safeandgreenholdings.com/news-events/ir-calendar

Telephone replay (available through May 25, 2023):

●	Toll-free dial-in number (U.S.): +1 877-481-4010

●	International dial-in number: +1 919-882-2331

●	Access code 48346

About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third party and in-house developers, architects, builders, and owners in achieving faster execution, greener construction, and buildings of higher value. The Company’s subsidiary, Safe and Green Development Corporation, is a leading real estate development company. Formed in 2021, it focuses on the development of sites using purpose built, prefabricated modules built from both wood and steel, sourced from one of Safe & Green Holdings’ factories and operated by the SG Echo subsidiary. For more information, visit www.safeandgreenholdings.com and follow us at @SGHcorp on Twitter.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding SG Echo becoming cash flow positive in Q3 2023 and for the full year, the SG DevCo spin-out onto Nasdaq being effected in 90 days or less, sale of the Company’s Lago Vista site closing by end of Q2 2023 and providing approximately $2.0 million in net proceeds, planning further select rollouts of modular-store fronts across the country, the Company’s four distinct verticals offering multiple opportunities for revenue growth, business expansion and shareholder value enhancement, the new Waldron facility in Durant, Oklahoma supporting approximately 55-65 additional U.S. jobs when running at full capacity, the extra 58,000 square feet of manufacturing space the Waldron facility having the potential to reach up to $25 million in additional annualized revenue for SG Echo within the next 12 months, making progress on the Company’s third facility in Durant planned for later in 2023,. SG Echo delivering additional modular storefront units for a long-time private customer in the third quarter of 2023, establishing a national presence with various clinics and labs that cater to the specific needs of local communities within Safe & Green Medical, being on track to deliver four modules to The Peoples Health Care before year-end, having the ability to deliver more cost-effective, accurate, and less invasive integrated healthcare to patients than traditional clinical diagnostic laboratory and imaging models, the Company’s point-of-care delivery approach being advanced and scalable, functioning more akin to medical technology distribution systems rather than a traditional clinic or laboratory, establishing analogous partnerships with other Teamster Locals and various unions, while also broadening our scope to encompass other communities throughout the U.S., including smaller rural areas, and eventually expanding overseas, to offer integrated healthcare solutions in the future, enhancing the healthiest years of life by offering medical care tailored to the needs of working-class people being the proper course of action for Safe & Green Medical, generating $5.0 million in annual gross revenue per distinct medical site, the spin-off of SG DevCo unlocking considerable value for existing shareholders, 4,000 units progressing through the planning and approval stages and being poised to enter the Company’s manufacturing facilities, the projects having a gross potential value of $800 million with anticipated margins of approximately 15%, advancing operations within the Company’s environmental segment, supplying the Sanitec Microwave Healthcare Waste Disinfection System™ for onsite elimination of biomedical waste using the Company’s mobile and modular units to major healthcare systems as an alternative to how they currently dispose of medical waste, growing revenue while carefully managing expenses and increasing the Company’s asset base, being on track to achieve positive cash flow within the Company’s construction services segment in Q2 and for the full year, having created a highly scalable and profitable business model, providing further updates as developments unfold, operating expense as a percentage of revenue significantly declining in future quarters and having sufficient cash and borrowing capacity to support near-term operations. While Safe & Green Holdings believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to cause SG Echo to become cash flow positive in Q3 2023 and for the full year, the Company’s ability to spin-out SG DevCo onto Nasdaq in 90 days or less, the Company’s ability to complete sale of its Lago Vista site closing by end of Q2 2023 as planned, the Company’s ability to rollout modular-store fronts across the country, the Company’s ability to complete the new Waldron facility in Durant, Oklahoma and generate $25 million in additional annualized revenue for SG Echo within the next 12 months, SG Echo’s ability to deliver additional modular storefront units for a long-time private customer in the third quarter of 2023, the Company’s ability to establish a national presence with various clinics and labs that cater to the specific needs of local communities within Safe & Green Medical, the Company’s ability to deliver four modules to The Peoples Health Care before year-end, the Company’s ability to deliver more cost-effective, accurate, and less invasive integrated healthcare to patients than traditional clinical diagnostic laboratory and imaging models, the Company’s ability to scale its point-of-care delivery approach to function more akin to medical technology distribution systems rather than a traditional clinic or laboratory, the Company’s ability to establish analogous partnerships with other Teamster Locals and various unions, broaden its scope to encompass other communities throughout the U.S. and eventually expand overseas, Safe & Green Medical’s ability to generate $5.0 million in annual gross revenue per distinct medical site, the Company’s ability to complete the 4,000 units progressing through the planning and approval stages having a gross potential value of $800 million with anticipated margins of approximately 15%, the Company’s ability to advance operations within the Company’s environmental segment and supply the Sanitec Microwave Healthcare Waste Disinfection System™ for onsite elimination of biomedical waste using the Company’s mobile and modular units to major healthcare systems, the Company’s ability to grow revenue while managing expenses and increasing the Company’s asset base, the Company’s ability to achieve positive cash flow within its construction services segment in Q2 and for the full year, the Company’s ability to provide further updates as developments unfold, the Company’s ability to significantly operating expense as a percentage of revenue in future quarters, the Company’s ability to support near-term operations, the Company’s ability to expand within various verticals as planned, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.Investor Relations:

Crescendo Communications, LLC

(212) 671-1020

sgbx@crescendo-ir.com

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